SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. __)

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Evofem Biosciences, Inc.
(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 12, 2021

Commencing on April 27, 2020, the following information may be used by Evofem Biosciences, Inc. (the “Company”) and its proxy solicitor, Kingsdale Shareholder Services, U.S. LLC, to communicate with stockholders of the Company. This information supplements information contained in the Company’s definitive proxy statement dated March 29, 2021 (the “Proxy Statement”).
At the Company’s Annual Meeting to be held on May 12, 2021 (“Annual Meeting”), the Company’s stockholders will be asked to cast a vote to elect the following three nominees for members of the Company’s Board of Directors (the “Board”) to hold office until the Company’s 2024 annual meeting of stockholders: Kim P. Kamdar, Ph.D., Colin Rutherford, and Lisa Rarick, M.D. The Board has recommended that stockholders vote FOR the election of each of these three nominees.
The proxy advisory firm, Glass Lewis & Co., LLC (“Glass Lewis”), has recently issued a report regarding the proposals to be considered at the Annual Meeting which included a recommendation that their clients WITHHOLD a vote from Dr. Kamdar, Chairperson of the Company’s Nominating and Governance Committee, as the Company did not specifically disclose the director attendance records for the Board and committee meetings held during the 2020 fiscal year. In response to the recommendation from Glass Lewis, the Company would like to inform the stockholders that during the 2020 fiscal year, other than the absence from one Board meeting by each of Thomas Lynch, Gillian Greer and William Hall, each member of the Board attended 100% of the Board meetings disclosed in the Proxy Statement and each committee member attended 100% of the committee meetings disclosed in the Proxy Statement.
Based on this information, we encourage Glass Lewis to reverse its recommendation or, in the event Glass Lewis will not reverse its recommendation, that our stockholders disregard the recommendation and vote FOR the election of Dr. Kamdar to the Board.